Exhibit 10.2

COPT DEFENSE PROPERTIES
PERFORMANCE-BASED PROFIT INTEREST UNIT AWARD CERTIFICATE
(2017 OMNIBUS EQUITY AND INCENTIVE PLAN)

This Performance-Based Profits Interest Unit Award Certificate (this “Certificate”) pertains to the Target Award (as hereinafter defined) granted on [DATE] (the “Grant Date”) by COPT Defense Properties, L.P. (the “Partnership”), to Profit Interest Holdings LLC (the “Intermediary”) on behalf of the undersigned grantee (the “Grantee”).

1. Definitions. For purposes of this Certificate, the following terms shall be defined as set forth below:

“Absolute Total Shareholder Return” means, with respect to the Performance Period, the average, compounded, annual return that would have been realized by a shareholder who (1) bought one Share on the first day of the Performance Period for the Share Price on such date, (2) reinvested each dividend and other distribution declared during such period of time and received with respect to such Share (and any other Shares previously received upon reinvestment of dividends or other distributions), without deduction for any taxes with respect to such dividends or other distributions or any charges in connection with such reinvestment, in additional Shares at a price per Share equal to the sum of (A) the Fair Market Value on the trading day immediately preceding the ex-dividend date for such dividend or other distribution less (B) the amount of such dividend or other distribution and (3) sold such Shares on the last day of such Performance Period for the Share Price on such date, without deduction for any taxes with respect to any gain on such sale or any charges in connection with such sale. As set forth in, and pursuant to, Section 6 of this Certificate, appropriate adjustments to the Absolute Total Shareholder Return shall be made to take into account all share dividends, share splits, reverse share splits and the other events set forth in Section 6 that occur during the Performance Period.
“Administrator” means the compensation committee of the Board, or its delegate, to the extent so authorized by such Administrator under the terms of the Plan, if and to the extent the Administrator has delegated its authority under the terms of the Plan, the term “Administrator” herein will be deemed to refer to the authorized delegate.
“Cause” means (A) if the Grantee is a party to an Employment Agreement that includes a definition of “cause” or is a participant in the Executive Change in Control and Severance Plan, the definition of such term in such Employment Agreement or the Executive Change in Control and Severance Plan, as applicable, or (B) if the Grantee is not party to an Employment Agreement that defines “cause” and is not a participant in the Executive Change in Control and Severance Plan, a determination by the Administrator that the Grantee shall be dismissed as a result of (i) a violation by the Grantee of any applicable law or regulation respecting the business of the Company and its Subsidiaries; (ii) the Grantee’s conviction of, indictment for or plea of no contest by the Grantee of a felony or any crime involving moral turpitude; (iii) any act of dishonesty or fraud, or, if applicable, the Grantee’s commission of an act which in the opinion of the Administrator disqualifies the Grantee from serving as an officer or director of the Company; (iv) the willful or negligent failure of the Grantee to perform his or her duties to the Company and its Subsidiaries (other than by reason of disability), which failure continues for a period of thirty

(30) days after written notice thereof is given to the Grantee; or (v) a violation of any provision of the Company’s Code of Business Conduct and Ethics.
“Change in Control” has the meaning set forth in the Plan.
“Comparator Companies” means the companies listed on Appendix I, attached hereto, which are the companies that currently comprise the Office Property Sector of the FTSE NAREIT All REIT Index; provided that, unless otherwise determined by the Administrator in its sole discretion, no such company will be deemed a Comparator Company if such company ceases to have a class of common equity securities listed on a national securities exchange. In the event that a company listed on Appendix I ceases trading earlier than the last six (6) months of the Performance Period, the total return of an index, as determined by the Administrator, calculated in the same manner as Absolute Total Shareholder Return is calculated, for the entire period shall be substituted for such Comparator Company’s Absolute Total Shareholder Return. In the event that a company listed on Appendix I ceases trading during the last six (6) months of the Performance Period, the Administrator shall calculate and utilize such Comparator Company’s Absolute Total Shareholder Return ranking relative to Comparator Companies on the trading day immediately prior to the announcement of the transaction or event leading to the Company no longer having a class of common equity securities listed on a national securities exchange, for comparison to the other full-period Comparator Company Absolute Total Shareholder Return results.
“Comparator Company Absolute Total Shareholder Return” means, for a Comparator Company, with respect to the Performance Period, the absolute total shareholder return of the common equity of such Comparator Company during the Performance Period, calculated in the same manner as Absolute Total Shareholder Return is calculated.
“Constructively Discharged” means (A) if the Grantee is a party to an Employment Agreement that includes a definition of “constructively discharged” or is a participant in the Executive Change in Control and Severance Plan, the definition of such term in such Employment Agreement or the Executive Change in Control and Severance Plan, as applicable, or (B) if the Grantee is not party to an Employment Agreement that defines “constructively discharged” and is not a participant in the Executive Change in Control and Severance Plan, the occurrence of any one of the following events: (i) the Grantee is not re-elected to, or is removed from, the position the Grantee holds with the Company as of the Grant Date, other than as a result of the Grantee’s election or appointment to positions of equal or superior scope and responsibility; (ii) the Grantee shall fail to be vested by the Company with the powers, authority and support services normally attendant to any of said offices; (iii) the Company shall notify the Grantee that the employment of the Grantee will be terminated or materially modified in the future or that the Grantee will be Constructively Discharged in the future; or (iv) the Company changes the primary employment location of the Grantee to a place that is more than fifty (50) miles from the primary employment location as of the Grant Date. Notwithstanding the foregoing, the Grantee shall not be deemed to be Constructively Discharged unless (1) the Grantee notifies the Company in writing of the occurrence of the condition that would constitute a Constructive Discharge hereunder within 90 days after the first occurrence of such condition; (ii) the Company fails to remedy the condition within 30 days after such notice is provided (the “Cure Period”); and (iii) the Grantee terminates the Grantee’s employment within 10 days after the end of the Cure Period.

“Disability” means (A) if the Grantee is a party to an Employment Agreement, and “disability” is defined therein, such definition, or (B) if the Grantee is not party to an Employment Agreement that defines “disability,” the Grantee is determined to be disabled under the applicable long-term disability program of the Company and its Subsidiaries then covering the Grantee or by a physician engaged by the Company or its applicable Subsidiary and reasonably approved by the Grantee.
“Employment Agreement” means, as of a particular date, the Grantee’s employment agreement with the Company, or a Subsidiary of the Company, in effect as of that date, if any.
“Executive Change in Control and Severance Plan” means the Corporate Office Properties Trust, Corporate Office Properties L.P. Executive Change in Control and Severance Plan, as in effect from time to time.
“Fair Market Value” of Shares as of a particular date means (a) if Shares are then listed on a national stock exchange, the closing sales price per share on the principal national stock exchange on which Shares are listed on such date (or, if such date is not a trading date on which there was a sale of such shares on such exchange, the last preceding date on which there was a sale of Shares on such exchange), (b) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for Shares in the principal over-the-counter market on which Shares are traded on such date (or, if such date is not a trading date on which there was a sale of Shares on such market, for the last preceding date on which there was a sale of Shares in such market), or (c) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Administrator in its discretion may in good faith determine; provided that, where Shares are so listed or traded, the Administrator may make such discretionary determinations where Shares have not been traded for 10 trading days.
“Performance Period” means, the period commencing on [PERFORMANCE PERIOD START] and concluding on the earlier of (i) [PERFORMANCE PERIOD END] (ii) the date of a Change in Control or (iii) the date of a Qualified Termination.
“Plan” means the Corporate Office Properties Trust 2017 Omnibus Equity and Incentive Plan, as amended from time to time.
“Qualified Termination” means termination of the Grantee’s employment by the Company and its Subsidiaries without Cause, by the Grantee following the date on which the Grantee is Constructively Discharged, or by reason of the Grantee’s death or Disability.
“Share Price” means, as of a particular date, the average of the Fair Market Value of one Share for the fifteen (15) trading days starting on, and including, such date (or, if such date is not a trading day, the trading day immediately following such date); provided that if such date is the date upon which a Transactional Change in Control occurs, the Share Price as of such date shall be equal to the fair market value in cash, as determined by the Administrator, of the total consideration paid or payable in the transaction resulting in the Transactional Change in Control for one Share.
“Transactional Change in Control” means (a) a Change in Control described in clause (i) of the definition thereof where the person makes a tender offer for Shares or (b) a Change in Control described in clause (ii) of the definition thereof.

2. Award.

(a) Profit Interest Units. Pursuant to the Plan and the Third Amended and Restated Limited Partnership Agreement of the Partnership (as amended from time to time, the “LP Agreement”), the Partnership hereby grants, as of the Grant Date, XXX,XXX Profit Interest Units (such number of Profits Interest Units equal to 200% of the “Target Award”) to the Intermediary, subject to the restrictions and conditions set forth herein and in the Plan. The Intermediary will simultaneously grant the same quantity of units of the Intermediary to the Grantee. Profit Interest Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. However, notwithstanding any provisions herein or in the Plan, the Partnership and the Intermediary do not guarantee that the Profit Interest Units will be treated as profits interests for tax purposes, and none of the Board, the Partnership, the Intermediary or any agent or affiliate of the Partnership or the Intermediary shall indemnify, defend or hold the Grantee harmless with respect to the tax consequences if the Profit Interest Units are not so treated. For the avoidance of doubt, the Profit Interest Units granted to the Intermediary hereunder constitute Units under the Plan for all purposes of the Plan.

(b) Plan and LP Agreement Incorporated. The Profit Interest Units granted hereunder shall be subject to and governed by all of the terms and conditions set forth in the Plan and the LP Agreement including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Certificate. Capitalized terms in this Certificate shall have the meaning specified in the Plan, unless a different meaning is specified herein.

3. Determination of Earned Profit Interest Units.
(a) The number of profit interests units to be earned pursuant to this certificate (the “Earned Profit Interest Units”), expressed as a percentage of the Target Award (the “Award Earned Percentage”), will be based on the percentile rank of the Absolute Total Shareholder Return relative to the Comparator Company Absolute Total Shareholder Returns for the Comparator Companies for the Performance Period as set forth below, except as set forth in Section 4(c) below.

Percentile Rank	Award Earned Percentage
75th percentile or greater	200% of the Target Award
50th percentile	100% of the Target Award
25th percentile	50% of the Target Award
Below 25th percentile	0% of the Target Award

The percentile rank above shall be calculated using the following formula:

Percentile Rank =	X
Y
Where:
X = the number of Comparator Companies with a Comparator Company Absolute Total Shareholder Return less than the Absolute Total Shareholder Return during the Performance Period.
Y = the number of Comparator Companies.
If the percentile rank exceeds the 25th percentile and is between two of the percentile ranks set forth in the table above, then the Award Earned Percentage will be interpolated between the ranges set forth in the table above to reflect any performance between the listed percentiles (e.g., a 62.5 percentile rank would result in an Award Earned Percentage of 150% of the Target Award).
(b) Notwithstanding anything to the contrary herein,
(i)(X)     if the Award Earned Percentage under Section 3(a) is more than 100% of the Target Award when the Absolute Total Shareholder Return is negative, then the Award Earned Percentage under Section 3(a) will be reduced by 25 percentage points (e.g., a 100th percentile rank would result in an Award Earned Percentage of 175% of the Target Award), but in no event to an Award Earned Percentage of less than 100% of the Target Award; and (Y) the Profit Interest Units associated with the decrease in Earned Profit Interest Units resulting from the reduction in Award Earned Percentage applied in Section 3(b)(i)(X) above (the “Adjusted Profit Interest Units”) will remain outstanding and, in the event that the Absolute Shareholder Return becomes positive on any date during the twelve months following the expiration of the originally applicable Performance Period (i.e., by December 31, 2028), the Adjusted Profit Interest Units will be deemed to be Earned Profit Interest Units within thirty (30) days of when such date occurred, no later than December 31, 2028 (such date on which the units are deemed to be Earned Profit Interest Units, the “Reinstatement Date”); and
(ii) regardless of the percentile rank of the Company under Section 3(a), no less than 50% of the Target Award shall be considered Earned Profit Interest Units if the Absolute Total Shareholder Return is at least 6%, and no less than 100% of the Target Award shall be considered Earned Profit Interest Units if the Absolute Total Shareholder Return is at least 10%, with linear interpolation for the minimum percentage of the Target Award to be considered Earned Profit Interest Units if the Absolute Total Shareholder Return is between 6% and 10% (e.g., no less than 75% of the Target Award shall be considered Earned Profit Interest Units if the Absolute Total Shareholder Return is 8%).
(c) As soon as practicable following the conclusion of the Performance Period, the Administrator shall determine the actual number of Earned Profit Interest Units, if any, as of the final day of the Performance Period (the date on which the determination is made, the “Determination Date”). Any Profit Interest Units which do not become Earned Profit Interest Units on the Determination Date, other than the Adjusted Profit Interest Units, if any, shall be forfeited automatically and without further action as of that date. The Adjusted Profit Interest Units, if any, will remain outstanding until the earliest of the Reinstatement Date under Section 3(b)(i)(Y) above, the first anniversary of the expiration of the Performance Period and the date of a Change in Control, at which time any Adjusted Profit Interest Units that have not become Earned Profit Interest Units shall be forfeited automatically and without further action as of that date. In the case that any

Adjusted Profit Interest Units that become Earned Profit Interest Units, the “Determination Date” for purposes of this Certificate will be the Reinstatement Date.
4. Termination of Employment/Change in Control.
(a) In the event that, prior to [PERFORMANCE PERIOD END], the Grantee’s employment with the Company and its Subsidiaries shall terminate and such termination of employment is a Qualified Termination, then the Performance Period will end early, as provided in the definition of such term, and the amount of the Target Award earned under this Certificate will be calculated as provided in Section 3 above and Section 4(c) below. In the event that, prior to the conclusion of the Performance Period, the Grantee’s employment with the Company and its Subsidiaries shall terminate and such termination of employment is not a Qualified Termination, then the Intermediary shall automatically forfeit the Profit Interest Units and all other rights granted hereunder as of the date of termination of employment.
(b) In the event that, prior to [PERFORMANCE PERIOD END], a Change in Control occurs, then the Performance Period will end early, as provided in the definition of such term, and the amount of the Target Award earned under this Certificate will be calculated as provided in Section 3 above (provided, however, that Section 3(b)(i)(X) will not apply) and Section 4(c) below. In the event that a Change in Control occurs after the end of the Performance Period while Adjusted Profits Interest Units remain outstanding, the number of Adjusted Profit Interest Units earned under this Certificate, if any, will be calculated as provided in Section 3 above.
(c) In the event that the Performance Period ends prior to [PERFORMANCE PERIOD END] due to a Change in Control or a Qualified Termination, the number of Profit Interest Units that are earned shall be prorated based upon (X) the number of days from and including the Grant Date to and including the effective date of such Change in Control or Qualified Termination, divided by (Y) the number of days from and including the Grant Date to and including [PERFORMANCE PERIOD END].
5. Distributions.
(a) The Grantee shall be entitled to receive distributions and allocations with respect to the Profit Interest Units granted hereunder to the extent provided for in the LP Agreement, as modified hereby.
(b) The Profit Interest Units granted hereunder shall be allocated Profits and Losses (as defined in the LP Agreement), for any taxable year or portion of a taxable year occurring after the issuance of such Profit Interest Units and prior to the Distribution Participation Date (as defined below), in amounts per Profit Interest Unit equal to the amounts allocated per Partnership Unit (as defined in the LP Agreement) for the same period multiplied by the Profit Interest Unit Sharing Percentage (as defined below). Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date, the Earned Profit Interest Units, if any, shall be allocated Profits and Losses in amounts per Earned Profit Interest Unit equal to the amounts allocated per Partnership Unit. For purposes of this Certificate, the Distribution Participation Date shall be the Determination Date, and the Profit Interest Unit Sharing Percentage shall be ten percent (10%).
(c) During the period commencing on the Grant Date and ending on the day immediately prior to the Distribution Participation Date, each Profit Interest Unit granted hereunder shall be entitled to receive regular cash distributions and non-liquidating special, extraordinary or other distributions under the LP Agreement, in each case in an amount equal to the product of (i) the Profit Interest Unit Sharing Percentage and (ii) the amount that would have been distributable in respect of such Profit Interest Unit if such Profit Interest Unit had been a Partnership Unit for the period to which such distributions relate.
(d)  As of the Determination Date, with respect to each Earned Profit Interest Unit, if any, the Grantee shall be entitled to receive a distribution in an amount equal to the difference between the aggregate amount of distributions that the Grantee would have been entitled to receive under Section 5(b) had the Profit Interest Unit Sharing Percentage been equal to one-hundred percent (100%) and the aggregate amount of distributions that the Grantee actually received under Section 5(b) (the “Catch-Up Distribution”), but not less than zero.  The Catch-Up Distribution shall be issuable to the Grantee as soon as practicable (but not later than sixty (60) days) following the Determination Date in the form of Shares, with such number of Shares being equal to (a) the aggregate value of those distributions that would have been paid with respect to the Profit Interest Units issued upon settlement of the Earned Profit Interest Units on or before the Determination Date if such Units had been issued on the first day of the Performance Period divided by (b) the Share Price used in connection with the calculation of the Earned Profit Interest Units.
(e) All distributions paid with respect to Profit Interest Units, both before and after the Distribution Participation Date, shall be fully vested and non-forfeitable when paid, whether or not the underlying Profit Interest Units have been earned based on performance as provided in Section 3 or Section 4 hereof.
6. Adjustments. Without duplication with the provisions of Section 3 of the Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or Shares of the Company or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization, or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than ordinary cash distributions, shall occur or (iii) any other event shall occur which in the judgment of the Administrator necessitates action by way of adjusting the terms of the Certificate, then and in that event, the Administrator shall take such action as shall be necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Certificate prior to such event, including, but not limited to, adjustments to Absolute Total Shareholder Return, in the number of Profit Interest Units then subject to this Certificate and substitution of other awards under the Plan or otherwise.
7. Representations and Warranties. The Grantee hereby makes the following representations, warranties and agreements with respect to the Profit Interest Units:

(a)Restrictions. The Grantee understands and agrees that the Profit Interest Units are being sold or granted in a transaction not involving any public offering in the United States within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and that the Profit Interest Units will not be registered under the Securities Act or any state or foreign securities or “blue sky” laws and that it is anticipated that there will be no public market for the Profit Interest Units. The Grantee understands and agrees that the Partnership is under no obligation to file any registration statement with the Securities and Exchange Commission in order to permit transfers of the Profit Interest Units.

(b)Nature of Grantee. The Grantee’s knowledge and experience in financial and business matters are such that the Grantee is capable of evaluating the merits and risks of the investment in the Profit Interest Units. The Grantee understands that the

Profit Interest Units are a speculative investment which involves a high degree of risk of loss of the Grantee’s investment therein. It may not be possible for the Grantee to liquidate the investment in case of emergency, if at all. The Grantee is able to bear the economic risk of an investment in the Profit Interest Units, including the risk of a complete loss of the investment.

(c)Purchase for Investment. The Grantee is acquiring the Profit Interest Units indirectly through the Intermediary for his or her own account for investment purposes and not with a view to, or for offer or sale on behalf of it or for the Partnership in connection with, the distribution or resale thereof.

(d)Receipt of, Access to and Reliance on Information. The Grantee acknowledges that (i) the Partnership has given him or her, at a reasonable time prior to the Grant Date, an opportunity to ask questions and receive answers regarding the terms and conditions of the Plan, the LP Agreement and this Certificate; (ii) the Partnership has given him or her, at a reasonable time prior to the date hereof, an opportunity to obtain any additional information that the Partnership possesses or can acquire without unreasonable effort or expense deemed necessary by him or her to verify the accuracy of the information provided, and he or she received all such additional information requested; and (iii) he or she has not relied on any of the Partnership or any of its “affiliates” (as defined in Regulation D of the Securities Act), officers, employees or representatives in connection with his or her investigation of the accuracy of the information provided or his or her investment decision. The Grantee acknowledges that no person has been authorized to give any information or to make any representations concerning the Profit Interest Units, written or oral, that does not conform to the information included in the Plan, the LP Agreement or this Certificate and if given or made, such other information or representation should not be relied upon as having been authorized by any of the Partnership or any of its respective affiliates, officers, employees or representatives.

(e)No Misrepresentations; Notification of any Change. The Grantee understands that the Partnership and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations, and warranties, and agrees that if any of the acknowledgements, representations and warranties deemed to have been made by the Grantee upon his or her acquisition of the Profit Interest Units are no longer accurate at any time, the Grantee shall promptly notify the Partnership.

8. Tax Matters; Section 83(b) Election. The Intermediary hereby agrees to make an election to include in gross income in the year of transfer the Profit Interest Unit Award hereunder pursuant to Section 83(b) of the Internal Revenue Code and to supply the necessary information in accordance with the regulations promulgated thereunder.

9. Restrictions and Conditions. Subject to the provisions of the Plan, the LP Agreement and this Certificate, except as may otherwise be permitted by the Administrator, the Intermediary shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of the Profit Interest Units or this award.
10. Withholding of Tax. The Partnership (and the Company and its Subsidiaries) shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law. The Intermediary shall, not later than the date as of which vesting or payment in respect of this award becomes a taxable event for Federal income tax purposes, pay to the Partnership (or the Company or its applicable Subsidiary) or make arrangements satisfactory to the Partnership (or the Company or its applicable Subsidiary) for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event.

11. Employment Relationship. For purposes of this Certificate, the Grantee shall be considered to be in the employment of the Company as long as the Grantee remains an employee of either the Company, any successor entity or a Subsidiary of the Company or any successor. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Administrator, or its delegate, as appropriate, and its determination shall be final.

12. Administrator’s Powers. No provision contained in this Certificate shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Administrator or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Profit Interest Units.

13. Binding Effect. This terms and conditions set forth in this Certificate shall be binding upon and inure to the benefit of any successors to the Partnership, the Intermediary and all persons lawfully claiming under the Grantee.

14. Governing Law. This Certificate and the Profits Interest Units granted hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland.

15. No Obligation to Continue Employment. Neither the Company, the Partnership nor any Company Subsidiary is obligated by or as a result of the Plan or this Certificate to continue the Grantee in employment and neither the Plan nor this Certificate shall interfere in any way with the right of the Company, the Partnership or any Company Subsidiary to terminate the employment of the Grantee at any time.
16. Notices. Notices hereunder shall be mailed or delivered (electronically or otherwise) to the Partnership, the Intermediary and the Company at their respective principal places of business and shall be mailed or delivered to the Grantee at the address or email address on file with the Partnership or, in either case, at such other address or email address as one party may subsequently furnish to the other party in writing.

18. Employment Agreement; Executive Change in Control and Severance Plan. Except as specifically provided otherwise in this Certificate, any provisions in the Employment Agreement or the Executive Change in Control and Severance Plan relating to accelerated vesting or that would otherwise modify the vesting provisions set forth herein in connection with a termination of employment, a Change in Control or in any other circumstance shall not apply to this Certificate or the Profit Interest Units granted hereunder, and the specific terms of this Certificate shall supersede such provisions.

19. Data Privacy Consent. In order to administer the Plan and the award and to implement or structure future equity grants, the Partnership, the Intermediary, the Company and their respective its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or the Profit Interest Units granted hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Partnership, the Intermediary and the Grantee have caused this Certificate to be duly executed by an officer thereunto duly authorized.

COPT DEFENSE PROPERTIES, L.P.

By:
Name:	On Behalf of COPT Defense Properties, Name
Title:	Title

PROFIT INTEREST HOLDINGS LLC

By: CORPORATE OFFICE PROPERTIES HOLDINGS INC. Its Managing Member

By:
Name:	On Behalf of COPT Defense Properties, Name
Title:	Title

GRANTEE

By:
Name:	Recipient Name
Title:	Recipient Title

Address:

Address line 1
Address line 2

[Signature Page to Performance-Based Profit Interest Unit Award Certificate]

Appendix I

Comparator Companies

1.	BXP	Boston Properties, Inc.
2.	BDN	Brandywine Realty Trust
3.	CMCT	Creative Media & Community Trust Corporation
4.	CIO	City Office REIT, Inc.
5.	CUZ	Cousins Properties Inc.
6.	DEI	Douglas Emmett, Inc.
7.	DEA	Easterly Government Properties Inc
8.	ESRT	Empire State Realty Trust Inc.
9.	FSP	Franklin Street Properties Corp.
10.	HIW	Highwoods Properties Inc.
11.	HPP	Hudson Pacific Properties Inc.
12.	KRC	Kilroy Realty Corp.
13.	NLOP	Net Lease Office Properties
14.	ONL	Orion Office REIT, Inc.
15.	OPI	Office Properties Income Trust
16.	PGRE	Paramount Group Inc.
17.	PDM	Piedmont Office Realty Trust
18.	SLG	SL Green Realty Corp.
19.	VNO	Vornado Realty Trust